                                                                 EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                  FISCAL YEAR ENDED
                                                  -----------------
                             AUGUST 26,  AUGUST 31,  AUGUST 30,  AUGUST 29,  AUGUST 28,
                                1995        1996        1997        1998        1999
                             ----------  ----------  ----------  ----------  ----------
Fixed charges:
     Interest expense....... $ 9,237     $ 9,455     $ 9,235     $ 10,346    $13,831
     Amortization of
           debt expense.....     957         720         661          681      1,382
     Rental expense
           included in
           fixed charges....   4,342       3,949       3,802        3,721      8,481
                             ----------  ----------  ----------  ----------  ----------

           Total fixed
                 charges.... $14,536     $14,124     $13,698     $14,748     $23,694
                             ----------  ----------  ----------  ----------  ----------

Earnings:
     Pre-tax (loss)
           income..........  $(5,672)    $(1,066)    $  (921)    $ 3,579     $(3,452)
     Plus: fixed charges...   14,536      14,124      13,698      14,748      23,694
                             ----------  ----------  ----------  ----------  ----------

           Total earnings..  $ 8,864     $13,058     $12,777     $18,327     $20,242
                             ----------  ----------  ----------  ----------  ----------

Ratio of earnings to
     fixed charges.........      n/a         n/a         n/a         1.2         n/a

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